Exhibit A (6)(a)

RESTATED CERTIFICATE OF
INCORPORATION OF

BEECH HILL SECURITIES, INC.

(Under Section 807 of the Business Corporation Law)

Beech Hill Securities, Inc. (the “Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Law of the State of New York, does hereby certify as follows for purposes of amending and restating its certificate of incorporation:

1.       The name of the Corporation is Beech Hill Securities, Inc. The original name under which the Corporation was formed is Cantor & Weiss, Inc.

2.       The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of New York on May 12, 1989.

3.       The certificate of incorporation of the Corporation, as heretofore amended, is hereby amended to: (i) change the capitalization of the Corporation by increasing the total number of authorized shares; (ii) convert all issued and outstanding shares of common stock of the Corporation represented by stock certificates numbered R-1 and R-2 into shares of non-voting Class B common stock; (iii) convert all other issued and outstanding shares of common stock of the Corporation into shares of voting Class A common stock; (iv) delete the provision relating to pre-emptive rights; and (v) change the Corporation’s post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her.

4.       The provisions of the certificate of incorporation of the Corporation, as heretofore amended and as herein amended, are hereby restated and integrated into the single instrument as set forth below:

CERTIFICATE OF INCORPORATION
OF

BEECH HILL SECURITIES, INC.

(Under Section 402 of the Business Corporation Law)

FIRST:	The name of the Corporation is Beech Hill Securities, Inc.

SECOND:	The Corporation is formed for the following purpose or purposes: To engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, as amended from time to time (the “BCL”); provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without first obtaining the consent of such body.

THIRD:	The office of the Corporation is located in the County of New York, State of New York.

FOURTH:	(a) The total number of shares of capital stock of all classes which the Corporation has authority to issue shall be Two Hundred (200) shares of Common Stock, no par value, consisting of: (i) One Hundred Sixty-Seven (167) shares of Class A Common Stock, no par value (the “Class A Common Stock”), and (ii) Thirty-Three (33) shares of Class B Common Stock, no par value (the “Class B Common Stock”).

(b)       Each share of Class A Common Stock shall be entitled to one (1) vote per share. The Class B Common Stock shall have no voting rights.

(c)       Except as set forth in paragraph (b) of this Article FOURTH above, the Class A Common Stock and the Class B Common Stock shall have the same powers, preferences, rights, qualifications, limitations and restrictions.

FIFTH:	Immediately upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of New York (the “Effective Time”), without any further action required by the Corporation or its stockholders, (i) each share of the Corporation’s common stock, no par value, outstanding immediately prior to the Effective Time (the “Old Common Stock”) represented by stock certificates numbered R-1 and R-2 shall be converted and reconstituted into one (1) share of Class B Common Stock, and (ii) each other share of the Corporation’s Old Common Stock shall be converted and reconstituted into one (1) share of Class A Common Stock. Each of the outstanding stock certificates numbered R-1 and R-2 of the Corporation which prior to the Effective Time represented one or more shares of Old Common Stock shall immediately after the Effective Time represent that number of shares of Class B Common Stock equal to the result obtained by multiplying (x) the number of shares of Old Common Stock of the Corporation represented on such certificate by (y) one (1). Each other outstanding stock certificate of the Corporation which prior to the Effective Time represented one or more shares of Old Common Stock shall immediately after the Effective Time represent that number of shares of Class A Common Stock equal to the result obtained by multiplying (x) the number of shares of Old Common Stock of the Corporation represented on such certificate by (y) one (1). Each stockholder of the Corporation shall be entitled to deliver his, her or its stock certificate(s) to the Corporation in exchange for one or more new stock certificates reflecting the conversion into Class A Common Stock and Class B Common Stock, as applicable, implemented pursuant hereto.

SIXTH:	The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is:

Beech Hill Securities, Inc.

880 Third Avenue, 16th Floor

New York, NY 10022

Attention: Vincent Iannuzzi

SEVENTH:	The duration of the Corporation is perpetual.

EIGHTH:	The directors of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of duty in any such capacity; provided, however, that the aforesaid shall not eliminate or limit: (i) the liability of any director if a judgment or other final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the BCL; or (ii) the liability of an director for any act or omission occurring prior to the effective date of the filing of this Amended and Restated Certificate of Incorporation.

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IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, for purposes of amended and restating the certificate of incorporation of the Corporation, as heretofore amended, pursuant to Section 807 of the BCL, does hereby declare and certify that the facts herein stated are true, and accordingly has caused this Restated Certificate of lncorporation to be duly executed this 19th day of June, 2018.

BEECH HILL SECURITIES, INC.

By:	/s/ PAUL CANTOR
Name:	Paul Cantor
Title:	President